Exhibit 10.07
CARDINAL HEALTH, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
     On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to Robert D. Walter (“Awardee”), an option (the “Option”) to purchase [# of shares] common shares, without par value, of the Company (the “Shares”) for a price of [$X.XX] per share. The Option has been granted under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this agreement. Capitalized terms used in this agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. This Option shall vest and become exercisable in accordance with the following schedule: four equal installments on each of the first four anniversaries of the Grant Date (each, the “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this agreement, including those relating to the Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”). Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s Termination of Employment, the Option shall vest in full. This Option shall expire on [date of expiration] (the “Grant Expiration Date”).
1.	Method of Exercise and Payment of Price.
(a) Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:
     (i) state the number of Shares with respect to which the Option is being exercised; and
     (ii) if the Option is being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.
(b) Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:
     (i) in cash;
     (ii) by check or wire transfer (denominated in U.S. Dollars);
     (iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair

Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);
     (iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator; or
     (v) any combination of the foregoing methods of payment.
2. Transferability. The Option shall be transferable (I) at Awardee’s death, by Awardee by will or pursuant to the laws of descent and distribution, and (II) by Awardee during Awardee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Awardee or such Family Members, (c) a foundation in which Awardee or such Family Members control the management of assets, or (d) a partnership in which Awardee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Awardee shall notify the Compensation and Benefits department of the Company in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this agreement, references to the original Awardee shall be deemed to refer to the transferee. The events of a Termination of Employment of Awardee provided in paragraph 3 hereof shall continue to be applied with respect to the original Awardee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The Company shall have no obligation to notify any transferee of Awardee’s Termination of Employment with the Cardinal Group for any reason. The conduct prohibited of Awardee in paragraphs 5 and 6 hereof shall continue to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the Option not been transferred. Awardee shall remain subject to the recoupment provisions of paragraphs 5 and 6 of this agreement and tax withholding provisions of Section 29 of the Plan following transfer of the Option.
3.	Termination of Employment.
(a) Termination of Employment by Reason of Death. If a Termination of Employment occurs by reason of death prior to the vesting in full of the Option, then any unvested portion of the Option shall vest upon and become exercisable in full from and after such death. The Option may thereafter be exercised by any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee until the Grant Expiration Date.

(b) Termination of Employment by Reason of Retirement or Disability. If a Termination of Employment occurs by reason of Retirement or Disability prior to the vesting in full of the Option, then any unexercised portion of the Option which has not vested on such date of Termination of Employment will, at the Company’s election, either vest immediately or continue to vest in accordance with the original vesting schedule, provided that, in the case of Retirement, Awardee complies with his obligation to perform consulting services as described in the Second Amended and Restated Employment Agreement, between the Company and Awardee, dated April 17, 2006, as subsequently amended (the “Employment Agreement”). The Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. Notwithstanding the foregoing, if Awardee dies after Retirement or Disability, but before the expiration of the exercise period provided for by the preceding sentence, the provisions of paragraph 3(a) of this agreement shall apply.
(c) Other Termination of Employment. For the purposes of this paragraph 3, Termination of Employment shall mean the termination of both the Employment Period and the Consulting Period under the Employment Agreement, as such terms are defined in the Employment Agreement. Upon a Termination of Employment by the Company without Cause or by the Awardee with Good Reason, as such terms are defined in the Employment Agreement, any unexercised portion of the Option which has not vested on such date of Termination of Employment will become fully vested as of such date, and, in any event once vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. Notwithstanding the foregoing, if Awardee dies after such Termination of Employment, but before the expiration of the exercise period provided for by the preceding sentence, the provisions of paragraph 3(a) of this agreement shall apply. Upon a Termination of Employment for Cause or by the Awardee without Good Reason, as such terms are defined in the Employment Agreement, any portion of the Option which has not vested on such date will automatically be forfeited, and any portion of the Option which has vested on such date may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date.
4. Restrictions on Exercise. The Option is subject to all restrictions in this agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Awardee’s compliance with the terms of paragraphs 5 and 6 of this agreement or any employment or severance agreement between the Cardinal Group and Awardee) reasonably requested by the Company.
5. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, “Triggering Conduct” shall mean engaging in any conduct described in Section 9(b), 9(c), 9(f) or 9(g) of the Employment Agreement. As used herein, “Competitor Triggering Conduct” shall mean engaging in any conduct described in Section 9(d) or 9(e) of the Employment Agreement.
6. Special Forfeiture/Repayment Rules. For so long as Awardee continues as an employee with the Cardinal Group and for two years following a Termination of Employment (without regard to the Consulting Period as defined in the Employment Agreement) regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct or in Competitor Triggering Conduct during the time period set forth in the preceding sentence, then, as to such portion of the Option that is unvested or that became vested within no more than two years prior to the date Awardee engages in Triggering Conduct or Competitor Triggering Conduct:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and
(b) Awardee shall, within 30 days following written notice from the Company, pay the Company an amount equal to the gross option gain realized or obtained by Awardee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within two years prior to the Triggering Conduct (the “Look-Back Period”), less $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s Termination of Employment, but including any period between the time of Termination of Employment and engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this paragraph 6 if and only if the Administrator (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this paragraph 6 constitutes a so-called “noncompete” covenant. This paragraph 6 does, however, prohibit certain conduct while Awardee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 6 and Awardee’s continuing obligations contained herein. No provisions of this agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this agreement, the provisions of this agreement shall take precedence and such other inconsistent provisions shall be null and void; provided, further, however, that the provisions of the Employment Agreement and paragraph 13 of this agreement shall take precedence over this paragraph 6(b). Awardee acknowledges and agrees that the restrictions contained in this agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Option, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Option and execution of this agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Option to Awardee without including the restrictions and covenants of Awardee contained in this agreement. Further, the parties agree and acknowledge that the provisions contained in paragraphs 5 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.
7. Right of Set-Off. By accepting this Option, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this agreement.

8. Withholding Tax.
(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Awardee’s tax liability.
(b) Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to paragraph 1 hereof, Awardee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company. Any manner provided for in subparagraph 1(b) hereof shall be deemed an acceptable manner to satisfy the Tax Withholding Obligation unless otherwise determined by the Company.
9. Holding Period Requirement. If Awardee is classified as an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, on the Grant Date, then, as a condition to receipt of the Option, Awardee hereby agrees to hold his or her After-Tax Net Profit in Shares until the first anniversary of the exercise of all or a portion of the Option (or, if earlier, the date of Awardee’s Termination of Employment). “After-Tax Net Profit” means the total dollar value of the Shares that Awardee elects to exercise under this Option at the time of exercise, minus the total of (i) the exercise price to purchase these Shares, and (ii) the amount of all applicable federal, state, local or foreign income, employment or other tax and other similar fees that are withheld in connection with the exercise.
10. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the Option and benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in paragraphs 5 and 6 of this agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.
11. Action by the Administrator. The parties agree that the interpretation of this agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this agreement and with regard to any and all matters set forth in this agreement. The Administrator may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious; provided, however, that to the extent that any provision in this paragraph 11 is inconsistent in any manner with the terms of Section 9(i) of the Employment Agreement, the provisions of the Employment Agreement shall take precedence and such other inconsistent provisions shall be null and void.
12. Prompt Acceptance of Agreement. The Option grant evidenced by this agreement shall, at the discretion of the Administrator, be forfeited if this agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
13. Employment Agreement. Awardee acknowledges that the Option granted hereunder, in tandem with the grant as of the date hereof by the Company to the Awardee of restricted share units in respect of [# of RSUs] Common Shares, satisfy in full the Company’s obligation under Section 3(b)(iii)(B) of the Employment Agreement with respect to incentive awards required to be made not later than September 30, [year]. Sections 3 and 5 of the Employment Agreement set forth certain rules in respect of the treatment of stock options upon the Awardee’s termination of employment, and the Employment Agreement sets forth certain rules in respect of the application of restrictive covenants set forth in stock option agreements to the Awardee. The parties acknowledge that such rules set forth in the Employment Agreement apply to the Option granted hereunder, and further acknowledge that in the event of any conflict between such rules and the terms of this agreement, such rules shall govern.
14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.

15. Notices. All notices, requests, consents and other communications required or provided under this agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Chief Legal Officer
Facsimile: (614) 757-2797
All notices, requests, consents and other communications required or provided under this agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

CARDINAL HEALTH, INC.

By:

Its:

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this agreement and the Option granted to him under this agreement subject to all provisions of the Plan and this agreement, including the provisions in the agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/ Repayment Rules” set forth in paragraphs 5 and 6 above; and (c) represents that he understands that the acceptance of this agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he manually signed the agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the Plan Description dated [date of Plan Description] pertaining to the Plan.

ROBERT D. WALTER (“Awardee”)

Signature

Date

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